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                                                                    EXHIBIT 99.1

                                          FOR: QUADRAMED CORPORATION
FOR IMMEDIATE RELEASE                CONTACTS: Stacey Levitz

                                               Director of Investor Relations
                                               (415) 482-2270
                                               WWW.QUADRAMED.COM

                                               John Cracchiolo
                                               President, QuadraMed Corporation
                                               (415) 482-2100

                         QUADRAMED CORPORATION ANNOUNCES
                 MANAGEMENT CHANGES AND NEWLY-CREATED POSITIONS

SAN RAFAEL, CA -- JANUARY 6, 2000 -- QuadraMed Corporation today announced management changes and three newly-created positions.

John Cracchiolo, QuadraMed's current President and Chief Operating Officer has promoted Nancy Nelson, former President of the Company's Enterprise Division to Chief Operating Officer. Mr. Cracchiolo will remain QuadraMed's President. Prior to joining QuadraMed, Ms. Nelson served as Senior Vice President and Chief Operating Officer of Compucare, which was acquired by QuadraMed in March 1999.

In addition, Chief Financial Officer E. Payson "Skip" Smith has resigned to pursue a position with a San Francisco-based Internet start-up company. Mr. Cracchiolo will temporarily replace Mr. Smith, and function as Interim Chief Financial Officer until the Company fills the position. An executive search firm has already been retained and the search is well underway for a new CFO who will report to Mr. Cracchiolo. The Company will report its fourth quarter and year end results on March 2, 2000.

"We are pleased to promote Nancy Nelson to her new role as Chief Operating Officer reporting to John Cracchiolo. Nancy has a wealth of operational experience and an expertise in customer relations, which makes her ideal for this position. Together, John and Nancy will focus on integration and creating a unified culture and alignment of business priorities company-wide," said QuadraMed's Chairman and Chief Executive Officer James Durham. "On a separate note, we wish Skip Smith the best of luck on his new endeavor."

In an effort to become the industry's leading HIPAA vendor, QuadraMed has announced that Mary Brandt, former Vice President, Professional Services, has accepted the newly-created role of Vice President/Product Manager for HIPAA. Ms. Brandt will be responsible for the coordination and planning of all aspects of HIPAA throughout QuadraMed. Ms. Brandt joined QuadraMed in 1998. Previously, she held an executive position with the American Health Information Management Association, where she addressed regulatory compliance and patient privacy issues on a national level. Her more than 20 years of healthcare experience also includes positions in health information management and healthcare administration. Ms. Brandt was recently a presenter at QuadraMed's HIPAA conference in New York City.


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Laura Frazier, RHIT, has been named QuadraMed's Product Manager for AMBULATORY
PAYMENT CLASSIFICATIONS (APCs). Similar to HIPAA, the impact of APCs will have a global effect on healthcare providers. Ms. Frazier joined QuadraMed's Compliance, Coding and Education Division in February 1999, bringing several years of physician group practice management experience.

Graham Joyce has been named QuadraMed's Product Manager for E-COMMERCE. Mr. Joyce joined QuadraMed in conjunction with the acquisition of Compucare. Prior to his e-commerce role, he was a product manager for the web-enabled Affinity product offering. Mr. Joyce has also worked in installations and training/education for the Affinity product. His healthcare background includes work in hospital information systems and clinical experience in cardiac rehab and physical therapy.

These three newly-created positions will report to Patrick Ahearn, QuadraMed's Executive Vice President of Product Management.

QUADRAMED CORPORATION uses technology to transform disparate healthcare data into valuable, enterprise-wide information. The Company's web-enabled software and service solutions allow healthcare institutions to generate operational efficiencies, improve cash flow and measure the cost and quality of care. QuadraMed has implemented its solutions in more than 4,000 provider sites across North America, representing more than 60% of the nation's hospitals. In addition to its web-enabled software solutions, QuadraMed has developed THE AMERICAN HOSPITAL DIRECTORY (AHD.COM) -- the most comprehensive resource for hospital and healthcare benchmarking information on the Web.

QuadraMed has a significant talent pool which -- through its active participation in professional and trade organizations -- has helped to shape the healthcare information technology industry. The Company has substantial expertise in the core components stipulated within HIPAA legislation. For more information about QuadraMed, its products and services, visit http://www.quadramed.com.


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